The American Funds Tax-Exempt Series II
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$29,985
Class B	$345
Class C	$1,988
Class F1	$3,386
Class F2	$65
Total	$35,769
Class R-5	$1,984
Total	$37,753

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3337
Class B	$0.2799
Class C	$0.2764
Class F1	$0.3277
Class F2	$0.3469
Class R-5	$0.3456

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	86,821
Class B	1,136
Class C	7,010
Class F1	8,854
Class F2	322
Total	104,143
Class R-5	4,980
Total	109,123

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$14.50
Class B	$14.50
Class C	$14.50
Class F1	$14.50
Class F2	$14.50
Class R-5	$14.50